CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia Funds Series Trust I of our report dated June 18, 2025, relating to the financial statements and financial highlights which appears in Columbia Bond Fund’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers”, “Comparison of Acquiring Fund and Target Fund Service Providers” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

September 19, 2025